UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

                           Table I -- Non-Derivative Securities Acquired,
                                 Disposed of, or Beneficially Owned



                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

   Class A      11/05/98    S              4,615       D         35.75                    I              By Benjamin I. Lumpkin
   Common                                                                                                1998 NIM-CRUT dated
   Stock                                                                                                 October 27, 1998

                11/05/98    S              3,077       D         35.50                    I              By Benjamin I. Lumpkin
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                11/06/98    S              3,846       D         35.00                    I              By Benjamin I. Lumpkin
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                11/06/98    S              1,923       D         35.25                    I              By Benjamin I. Lumpkin
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                11/06/98    S              1,539       D         35.50                    I              By Benjamin I. Lumpkin
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                11/06/98    S                231       D         36.50    84,769 (1)     I               By Benjamin I. Lumpkin
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                11/05/98    S              4,615       D         35.75                   I               By Elizabeth L. Celio 1998
                                                                                                         NIM-CRUT dated October 27,
                                                                                                         1998

                11/05/98    S              3,077       D         35.50                   I               By Elizabeth L. Celio 1998
                                                                                                         NIM-CRUT dated October 27,
                                                                                                         1998

                11/06/98    S              3,847       D         35.00                   I               By Elizabeth L. Celio 1998
                                                                                                         NIM-CRUT dated October 27,
                                                                                                         1998

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/06/98    S              1,923       D         35.25                    I             By Elizabeth L. Celio
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                 11/06/98    S              1,538       D         35.50                    I             By Elizabeth L. Celio
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                 11/06/98    S                231        D        36.50      84,769 (2)    I             By Elizabeth L. Celio
                                                                                                         1998 NIM-CRUT dated
                                                                                                         October 27, 1998

                 11/24/98    S              2,152 (3)    D        33.75                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Benjamin
                                                                                                         Iverson Lumpkin
                                                                                                         dated April 20, 1990

                 11/24/98    S              1,493 (3)    D        33.94                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Benjamin
                                                                                                         Iverson Lumpkin dated
                                                                                                         April 20, 1990

                 11/24/98    S              3,586 (3)   D         33.88                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Benjamin
                                                                                                         Iverson Lumpkin dated
                                                                                                         April 20, 1990

                 11/24/98    S              2,869 (3)  D          34.25    724,601         I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Benjamin
                                                                                                         Iverson Lumpkin dated
                                                                                                         April 20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S                248 (3)   D         33.75                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/24/98    S                172 (3)   D         33.94                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/24/98    S                414 (3)   D         33.88                    I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/24/98    S                331 (3)   D          34.25                   I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/25/98    S                835 (3)    D         33.25                   I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/25/98     S               830 (3)    D         33.75                   I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                  11/30/98    S                250 (3)   D        30.94                     I            By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/30/98    S                871 (3)   D        31.13                     I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/30/98    S              1,310 (3)   D        31.50                     I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/30/98    S                312 (3)   D        31.25                     I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin
                                                                                                         dated April 20, 1990

                 11/30/98    S                127 (3)   D        31.31      729,001        I             By Richard Anthony
                                                                                                         Lumpkin 1990 Personal
                                                                                                         Income Trust for the
                                                                                                         Benefit of Elizabeth
                                                                                                         Arabella Lumpkin

                                                                                                         dated April 20, 1990

                 11/24/98    S                948 (3)   D        33.75                     I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Anne Romayne
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S                658 (3)   D        33.94                     I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Anne Romayne
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S              1,580 (3)   D        33.88                     I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Anne Romayne
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S              1,264 (3)   D         34.25     150,224        I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Anne Romayne
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S                948 (3)   D         33.75                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Barbara Lee Sparks
                                                                                                         dated April 20, 1990

                 11/24/98    S                658 (3)   D         33.94                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Barbara Lee Sparks
                                                                                                         dated April 20, 1990

                 11/24/98    S              1,580 (3)   D         33.88                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Barbara Lee Sparks
                                                                                                         dated April 20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S              1,264 (3)   D         34.25     150,224        I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Barbara Lee Sparks
                                                                                                         dated April 20, 1990

                 11/24/98    S                504 (3)   D         33.75                   I              By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S                349 (3)   D         33.94                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S                840 (3)   D         33.88                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S                672 (3)   D         34.25                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/25/98    S                835 (3)   D         33.25                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/25/98    S                835 (3)   D        33.75                     I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                 36 (3)   D         30.94                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                126 (3)   D         31.13                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                190 (3)   D         31.50                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                 45 (3)   D         31.25                    I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                 18 (3)   D         31.31     150,224        I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/30/98    S                  5 (3)  D         30.94                    I              By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                 15 (3)  D         31.13                    I              By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                 24 (3)   D        31.50                    I              By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                  5 (3)   D        31.25                    I              By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/30/98    S                  1 (3)   D        31.31      154,624        I             By Mary Lee Sparks
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                 11/24/98    S                490 (3)   D        33.75                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Joseph John Keon
                                                                                                         III dated April 20,
                                                                                                         1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                  11/24/98    S                341 (3)   D        33.94                     I            By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Joseph John Keon
                                                                                                         III dated April 20,
                                                                                                         1990

                 11/24/98    S                816 (3)   D        33.88                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Joseph John Keon
                                                                                                         III dated April 20,
                                                                                                         1990

                 11/24/98    S                653 (3)  D        34.25      75,037         I              By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Joseph John Keon
                                                                                                         III dated April 20,
                                                                                                         1990

                 11/24/98    S                490 (3)  D        33.75                     I              By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Katherine Stoddert
                                                                                                         Keon dated April 20,
                                                                                                         1990

                 11/24/98    S                341 (3)  D         33.94                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Katherine Stoddert
                                                                                                         Keon dated April 20,
                                                                                                         1990

                 11/24/98    S                816 (3)   D        33.88                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Katherine Stoddert
                                                                                                         Keon dated April 20,
                                                                                                         1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S                653 (3)   D        34.25      75,902         I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Katherine Stoddert
                                                                                                         Keon dated April 20,
                                                                                                         1990

                 11/24/98    S                490 (3)    D        33.75                    I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Lisa Anne Keon
                                                                                                         dated April 20, 1990

                 11/24/98    S                341 (3)   D         33.94                    I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Lisa Anne Keon
                                                                                                         dated April 20, 1990

                 11/24/98    S                816 (3)   D         33.88                    I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Lisa Anne Keon
                                                                                                         dated April 20, 1990

                 11/24/98    S                653 (3)   D         34.25     75,037         I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Lisa Anne Keon
                                                                                                         dated April 20, 1990

                 11/24/98    S                490 (3)   D         33.75                    I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Margaret Lynley
                                                                                                         Keon dated April 20,
                                                                                                         1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S                341 (3)   D        33.94                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Margaret Lynley
                                                                                                         Keon dated April 20,
                                                                                                         1990

                 11/24/98    S                 816 (3)  D        33.88                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Margaret Lynley
                                                                                                         Keon dated April 20,
                                                                                                         1990

                 11/24/98    S                653 (3)   D        34.25      75,037         I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Margaret Lynley
                                                                                                         Keon dated April 20,
                                                                                                         1990

                11/24/98    S                440 (3)   D        33.75                     I              By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                 11/24/98    S                306 (3)   D        33.94                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                 11/24/98    S                736 (3)   D        33.88                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/24/98    S                588 (3)   D        34.25                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                 11/25/98    S                115 (3)   D        33.25                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                 11/25/98    S                115 (3)   D        33.75      75,037         I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Pamela Keon Vitale
                                                                                                         dated April 20, 1990

                 11/25/98    S                720 (3)   D        33.25                     I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Susan Tamara Keon
                                                                                                         DeWyngaert dated April
                                                                                                         20, 1990

                 11/25/98    S                 715 (3)  D        33.75      75,037         I             By Margaret L. Keon
                                                                                                         1990 Personal Income
                                                                                                         Trust for the Benefit
                                                                                                         of Susan Tamara Keon
                                                                                                         DeWyngaert dated
                                                                                                         April 20, 1990

                 11/30/98    S                  35      D        30.94                     I             By Richard Adamson
                                                                                                         Lumpkin Grand-
                                                                                                         children's Trust
                                                                                                         dated 9/5/80 f/b/o
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                11/30/98    S                122       D        31.13                     I             By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Benjamin Iverson
                                                                                                        Lumpkin

                11/30/98    S                183       D        31.50                     I             By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Benjamin Iverson
                                                                                                        Lumpkin

                11/30/98    S                 43       D        31.25                     I             By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Benjamin Iverson
                                                                                                        Lumpkin

                11/30/98    S                  17      D        31.31      54,688         I             By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Benjamin Iverson
                                                                                                        Lumpkin

                11/30/98    S                   35     D        30.94                      I            By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Elizabeth Arabella
                                                                                                        Lumpkin

                11/30/98    S                  122     D         31.13                     I            By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Elizabeth Arabella
                                                                                                        Lumpkin

                11/30/98    S                  183     D         31.50                     I            By Richard Adamson
                                                                                                        Lumpkin Grand-
                                                                                                        children's Trust
                                                                                                        dated 9/5/80 f/b/o
                                                                                                        Elizabeth Arabella
                                                                                                        Lumpkin

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/30/98    S                 43       D        31.25                     I             By Richard Adamson
                                                                                                         Lumpkin Grand-
                                                                                                         children's Trust
                                                                                                         dated 9/5/80 f/b/o
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin

                 11/30/98    S                 17       D        31.31      54,688         I             By Richard Adamson
                                                                                                         Lumpkin Grand-
                                                                                                         children's Trust
                                                                                                         dated 9/5/80 f/b/o
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin

                 11/30/98    S                175       D        30.94                     I             By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                 11/30/98    S                610       D        31.13                     I             By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                 11/30/98    S                912       D        31.50                     I             By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/30/98    S                216       D        31.25                     I             By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green Lumpkin
                                                                                                         Gallo Trust Agreement
                                                                                                         dated December 29,
                                                                                                         1989

                 11/30/98    S                 87       D       31.31      308,965         I             By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                 11/30/98    S                175       D       30.94                      I             By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                 11/30/98    S                610       D       31.13                     I              By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                 11/30/98    S                912       D       31.50                    I               By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                                                                        5. Amount of
                                                                         Securities     6. Owner-
               2. Trans-                                                Beneficially    ship Form:
                 action                         4.  Securities          Owned at End   Direct (D)
 1. Title of      Date     3. Transaction       Acquired (A) or           of Month      or Indirect     7. Nature of Indirect
    Security    (Month /        Code            Disposed of (D)           (Instr. 3        (I)           Beneficial Ownership
  (Instr. 3)    Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)         and 4)       (Instr. 4)             (Instr. 4)

                            Code     V      Amount   (A)or(D)    Price

                 11/30/98    S                216       D        31.25                     I             By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green Lumpkin
                                                                                                         Gallo Trust Agreement
                                                                                                         dated December 29,
                                                                                                         1989

                 11/30/98    S                  87      D        31.31      308,965        I             By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green
                                                                                                         Lumpkin Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                                                                            311,127 (4)    D

                                                                             48,328 (5)    I             By Benjamin Iverson
                                                                                                         Lumpkin Holdback
                                                                                                         Trust under Richard
                                                                                                         Anthony Lumpkin 1993
                                                                                                         Grantor Retained
                                                                                                         Annuity Trust

                                                                             48,328 (5)    I             By Elizabeth A.
                                                                                                         Lumpkin Holdback
                                                                                                         Trust under Richard
                                                                                                         Anthony Lumpkin
                                                                                                         1993 Grantor Retained
                                                                                                         Annuity Trust

                                                                              1,822        I             By Richard Anthony
                                                                                                         Lumpkin Trust under
                                                                                                         the Trust Agreement
                                                                                                         dated February 6,
                                                                                                         1970

                                                                             60,619        I             By Margaret Anne Keon
                                                                                                         Trust under the Trust
                                                                                                         Agreement dated
                                                                                                         February 6, 1970

                                                                            107,030        I             By Mary Lee Sparks
                                                                                                         Trust under the Trust
                                                                                                         Agreement dated
                                                                                                         February 6, 1970


                             Table II -- Derivative Securities Acquired,
                                 Disposed of, or Beneficially Owned
                   (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                       9.
                                             5.                                                    Number of      10.
                                           Number                                                  Deriva-     Owner-        11.
                                           of Deriv-                                               tive        ship Form   Nature
                                           ative Se-                                               Securi-     of Deriva-  of Indi-
                2.        3.               curities                         7.                     ties        tive        rect
            Conversion  Trans-     4.      Acquired        6.            Title and                 Benefi-     Security:   Benefi-
   1.       or          action   Trans-    (A) or       Date Exer-       Amount of        8.       cially      Direct (D)  cial
Title of    Exercise    Date     action    Disposed     cisable and      Underlying    Price of    Owned at    or Indi-    Owner-
Derivative  Price of    (Month/  Code      of (D)       Expiration       Securities    Derivative  End of      rect        ship
Security    Derivative  Day/     (Instr.   (Instr. 3,   Date (Month/     (Instr. 3     Security    Month       (I)         (Instr.
(Instr. 3)  Security    Year)    8)        4 and 5)     Day/Year)        and 4)        (Instr. 5)  (Instr. 4)  (Instr. 4)  4)
----------  ----------  -------  -------   ----------   ------------     ----------    ----------  ----------  ----------  -------
                                Code  V    (A)    (D)   Date     Expir-  Title  Amount
                                                        Exer-    ation          or
                                                        cisable  Date           Number
                                                                                of
                                                                                Shares

Employee     $35.25                                     (1)     9/25/07  Class  40,000              40,000     D
Stock                                                                    A
Option                                                                   Common
(right to                                                                Stock
buy (1)

Employee     $34.50                                      (2)    12/22/07 Class   5,000               5,000     D
Stock                                                                    A
Option                                                                   Common
(right                                                                   Stock
to buy)
(2)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares were distributed to Benjamin I. Lumpkin on October 27, 1998 from the Trust named for Benjamin Iverson Lumpkin created under the Mary Green Lumpkin Gallo Trust Agreement dated
             December 29, 1989, and were immediately contributed to the Benjamin I. Lumpkin 1998 NIM-CRUT dated October 27, 1998. These shares are not subject to Mr. Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 above.

      (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares were distributed to Elizabeth L. Celio on October 27, 1998 from the Trust named for Elizabeth Arabella Lumpkin created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Elizabeth L. Celio 1998 NIM-CRUT dated October 27, 1998. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 above.

     (3) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to the sale of these shares.

     (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

     (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

     (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

     (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on December 22, 1998.

   SIGNATURE OF REPORTING PERSON:



   Richard A. Lumpkin


   DATE: December __, 1998

                                      JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998


   Signature: Gail Gawthrop Lumpkin



                                      JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Benjamin I. Lumpkin

                                      JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Elizabeth L. Celio